Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

June 22, 2020

United States Steel Corporation

600 Grant Street,

Pittsburgh, PA 15219-2800

Ladies and Gentlemen:

We have acted as special counsel to United States Steel Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 57,500,000 Shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, under the Registration Statement on Form S-3 of the Company (File No. 333-229713), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), issued by the Company pursuant to the terms of the Underwriting Agreement dated June 17, 2020 (the “Underwriting Agreement”) by and between Morgan Stanley & Co. LLC, as the book-running manager, and the Company.

In rendering the opinions expressed below, we have examined the General Corporation Law of the State of Delaware (the “DGCL”), corporate records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated February 15, 2019 relating to the Shares that was included in the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated June 17, 2020 relating to the Shares; (iv) the prospectus supplement dated June 17, 2020 (the “Prospectus Supplement”); and (v) the Underwriting Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance by the Company against payment as contemplated by the Underwriting Agreement, Prospectus Supplement and the accompanying Base Prospectus, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Base Prospectus contained in such Registration Statement and in any related prospectus supplement thereunder, including the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP
Milbank LLP